Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Robert Caller	Media Contact: Marcus Prater
(702) 584-7982	(702) 584-7828
rcaller@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES

FISCAL YEAR 2007 FINANCIAL RESULTS

LAS VEGAS, Sept. 26, 2007 – Bally Technologies, Inc. (NYSE: BYI) announced today that it expects revenues for the fiscal year ended June 30, 2007, will be in the range of $679 to $684 million and fully diluted earnings per share are expected to be in the range of $0.38 to $0.42. These amounts are preliminary and subject to change.

The Company also announced that it expects to file its Form 10-K for the fiscal year ended June 30, 2007 (“2007 Form 10-K”) and its Form 10-Q for the fiscal quarter ended March 31, 2007, during October.

“We are very pleased with our continued strong revenue momentum and our margin improvements,” said Richard Haddrill, the Company’s Chief Executive Officer. “We are particularly pleased with our momentum as we head into this year’s Global Gaming Expo trade show in November in Las Vegas, where we expect another strong showing of games and technology.”

The Company also announced the following highlights from its fiscal 2007 operations:

Gaming Equipment

•                  Revenues increased by more than 40 percent to approximately $329 to $331 million.

•                  Approximately 21,000 gaming devices were sold.

•                  Average Selling Price increased 24 percent to approximately $12,600.

•                  Margins on game sales for fiscal 2007 increased to 38 percent. Margins for the three months ended June 30, 2007 were approximately 42 percent. The continued improvement in margins was primarily related to the increase in the Average Selling Price per game, reduced inventory obsolescence charges and decreased manufacturing costs.

Gaming Operations

•                  Revenues increased by 18 percent to approximately $170 million and were approximately $48 million in the fourth quarter of fiscal 2007.

•                  End-of-period installed base of gaming devices increased over the prior year:

•                  Progressive and premium daily fee games increased by approximately 2,500 games to approximately 7,500 games.

•                  Hot Shot Progressive™ participation products deployed at June 30, 2007 were approximately 2,300 units.

•                  Lottery games deployed increased by approximately 3,500 units to approximately 7,500 units primarily as a result of the opening of the Yonkers Raceway in New York.

•                  Centrally determined games increased to approximately 35,700 games from 27,400 in the prior year, or 30 percent, due to games added in Washington, Florida, Oklahoma, Texas, Wisconsin and Mexico.

•                  Margins on Gaming Operations increased to approximately 58 percent in fiscal 2007 primarily due to the positive impact of more premium daily fee games as well as lower depreciation charges in the current year as some older legacy products became fully depreciated.

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Systems

•                  Systems revenues increased to approximately $132 to $135 million in fiscal 2007 as compared with $121 million in the prior year, with a strong backlog of systems expected to be delivered over the next 24 months.

•                  As of June 30, 2007, the Company had sold approximately 42,000 of its iVIEW™ player communication devices. iVIEW’s purchased and committed to be purchased now exceed 70,000 units.

•                  Maintenance revenues on installed systems increased to approximately $35 million in fiscal 2007 from $29 million in the prior year.

•                  The margin on Systems sales was approximately 72 percent in fiscal 2007.

Other

•                  Revenues at the Company’s Rainbow Casino in Vicksburg, Miss., were approximately $48 million in fiscal 2007.

•                  Cash and cash equivalents increased to approximately $41 million at June 30, 2007.

During the closing of its books for fiscal 2007, the Company became aware of certain expenses that had been reported in prior periods as selling, general and administrative expenses and should have been recorded either as cost of sales or as contra-revenue. In order to be consistent with the presentation of its fiscal 2007 results, the Company will correct these items when it files its 2007 Form 10-K. Selling, general and administrative expenses for fiscal 2006 and fiscal 2005 are expected to decline from previously recorded amounts by approximately 5 percent and 8 percent, respectively. The Company’s previously reported overall gross margin for fiscal 2006 and fiscal 2005 will decline by approximately 2 percent and 3 percent, respectively. Correction of the above items will not have any impact on the Company’s previously reported diluted earnings (loss) per share or cash flows.

As a result of not filing its 2007 Form 10-K until October, the Company will be in technical default of its lending agreement that allows for an automatic 25-business day grace period to cure the default. The Company expects to file its audited financial statements with its lenders within this 25-business day grace period, which will automatically cure the default.

The Company expects consolidated revenues in excess of $830 million and diluted earnings per share of $1.25 to $1.55 for its 2008 fiscal year, which is consistent with its previous guidance.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional Company information, including the Company’s investor presentations, can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date. All of the “go-live” and installation dates are subject to regulatory approvals and construction and installation timelines.

– BALLY TECHNOLOGIES, INC. –